CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 dated March 28, 2008 of our report dated March 30, 2007, relating to the financial statements and financial highlights which appear in the January 31, 2007 Annual Report to Shareholders of the Aetos Capital Multi-Strategy Arbitrage Fund, LLC, Aetos Capital Distressed Investment Strategies Fund, LLC, Aetos Capital Long/Short Strategies Fund, LLC, Aetos Capital Market Neutral Strategies Fund, LLC and Aetos Capital Opportunities Fund, LLC, and to the use of our report dated March 30, 2007, relating to the financial statements of Aetos Capital Distressed Investment Strategies Fund LLC, which are also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY

March 28, 2008